UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported):  July 8, 2009

OSIRIS CORPORATION
 (Exact name of registrant as specified in charter)

Delaware	333-44586	58-3565680
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14707 California Street, Suite 5, Omaha, NE		68154
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (402) 934-2020

Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 9, 2004, Osiris Corporation (the “Company”), and its wholly-owned subsidiary, Thomas Ventures, Inc. (“Ventures”) entered into agreements with Laurus Master Funds, Ltd, a Cayman Islands corporation ("Laurus"), pursuant to which the Company sold convertible debt, an option and a warrant to purchase common stock of the Company to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended  (the “Laurus Agreement”).  The Laurus Agreement was amended and supplemented from time to time and as of May 1, 2009, total indebtedness including interest owing to Valens US SP I, LLC, assignee of Laurus, amounted to approximately $73.5 million.  All of such debt was secured by a pledge of the Company’s assets, including the capital stock of the Company’s wholly-owned subsidiaries (i) Thomas Equipment Inc. (formerly known as Thomas Equipment 2004 Inc.), organized under the laws of Canada, and (ii) Pneutech-Rousseau Inc., a corporation amalgamated under the laws of Canada (resulting from the amalgamation of Pneutech Inc., Rousseau Controls Inc. and Hydramen Fluid Power Limited) (collectively, the “Subsidiaries”).  The Subsidiaries constitute substantially all of the Company’s operations.

On or about September 2008, the Company stopped making required interest payments to Laurus, which constituted a default under the Laurus Agreement.  On May 9, 2009, the Company received a notice dated May 7, 2009 from LV Administrative Services, Inc., as agent for the secured party.  On July 8, 2009, the secured party conducted a public sale of the capital stock of the Subsidiaries and the Subsidiaries were sold in their entirety on such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSIRIS CORPORATION

Date: July 13, 2009	/s/ PETTER M. ETHOLM
Petter M. Etholm,
President and Chief Executive Officer